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                                  Danskin, Inc.
                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF DANSKIN INVESTORS, LLC

         WHEREAS, the undersigned (the "Stockholder") has offered to grant an irrevocable proxy to Danskin Investors, LLC (the "Investor") to vote all shares of voting stock of Danskin, Inc. (the "Corporation") held of record by the Stockholder in the manner set forth herein if the Investor will invest not less than Fifteen Million Dollars ($15,000,000) in the Corporation; and

         WHEREAS, the Stockholder will benefit from the investment by the Investor in the Corporation.

         NOW, THEREFORE, the undersigned hereby grants an irrevocable proxy to Andrew J. Astrachan and David A. Sachs, and each of them, as attorneys and proxies, each with full power to appoint his substitute, and hereby authorizes them to appear and vote as designated below, all shares of voting stock of the Corporation held of record by the undersigned Stockholder (the "Shares") at all meetings of the stockholders (whether annual or special) and on all written consents of stockholders of the Corporation held or circulated at any time following the date hereof to consider the proposals set forth below, and any adjournments or postponements thereof until the date upon which the Investor owns a majority of the voting stock of the Corporation.

         The undersigned Stockholder hereby directs this Proxy to be voted in favor of each of the following proposals:

         (a) Proposal to amend the Certificate of Incorporation of the Corporation in order to (i) increase the number of authorized shares of Common Stock as recommended by the Board of Directors of the Corporation, (ii) eliminate the classification of the Board of Directors of the Corporation, and (iii) provide that the number of directors on the Board of Directors of the Corporation shall not exceed nine (9); and

         (b) Proposal to ratify the appointment of Investor's designees to the Board of Directors of the Corporation pursuant to the terms of the Purchase Agreement; and

         (c) Any additional proposal in accordance with the recommendation of the Board of Directors of the Corporation.

         This proxy is given in connection with the closing of the transactions contemplated by the Securities Purchase Agreement of even date herewith (the "Purchase Agreement") between the Investor and the Corporation, and is given for the benefit of the Investor, to protect and secure the interests of the Investor in the securities of the Corporation issued to the Investor pursuant to the Purchase Agreement. This proxy revokes any other proxy granted by the undersigned Stockholder at any time with respect to the Shares.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE

STOCKHOLDER'S SPECIFICATIONS ABOVE.

                                              Date:
                                                   --------------------------


                                              OPPENHEIMER BOND FUND
                                                   FOR GROWTH

                                              By:
                                                   --------------------------
                                                   Name:  Michael S. Rosen
                                                   Title:  Vice President